77Q1(e):


AMENDMENT TO
INVESTMENT SUB-ADVISORY AGREEMENT
SEI TAX EXEMPT TRUST

       THIS AMENDMENT to the Investment Sub-Advisory
Agreement for the SEI Tax Exempt Trust (STET) between Neuberger Berman Fixed Income LLC (NBFI) and
SEI Investments Management Corporation, a Delaware corporation (the Adviser), is made effective as of the [1st day of January 2016].

       WHEREAS, NBFI and the Adviser previously entered into an Investment Sub-Advisory Agreement dated as of May 4, 2009 (the Agreement); and

       WHEREAS, the parties desire to amend the contract to reflect NBFIs change of name to Neuberger Berman Investment Advisers LLC (NBIA);

       NOW, THEREFORE, the parties to this Amendment, intending to be legally bound, agree as follows:

       1. Unless otherwise defined herein,
capitalized terms shall have the meaning set forth in the Agreement.

       2. To the extent that the Agreement conflicts with this Amendment, the Amendment will control.

       3. All references in the Agreement to
Neuberger Berman Fixed Income LLC are hereby deleted in their entirety and replaced with Neuberger Berman
Investment Advisers LLC.

       IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Agreement on the date first above written.

Agreed and Accepted:



Neuberger Berman
Investment Advisers LLC
SEI Investments Management
Corporation
(f/k/a Neuberger Berman
Fixed Income LLC)


By:


By:





 /s/ William T.
Lawrence

 /s/ Robert Conti




Name:


Name:





William T. Lawrence

 Robert Conti




Title:


Title:





Vice President

 MD